MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Eco Energy Pumps Inc, of our report dated February 23, 2009 on our audit of the financial statements of Eco Energy Pumps Inc. as of January 31, 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows from inception October 14, 2008 through January 31, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

March 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501